EXHIBIT 11

                               AST RESEARCH, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
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                                                   Three Months Ended           Six Months Ended
                                                 -----------------------     -----------------------
                                                 Dec. 31,        Jan. 1,     Dec. 31,        Jan. 1,
(In thousands, except per share amounts)           1994            1994        1994            1994
- ----------------------------------------------------------------------------------------------------
Primary earnings (loss) per share

Shares used in computing primary
  earnings (loss) per share:
   Weighted average shares of
     common stock outstanding                    32,369         31,659       32,358         31,625
   Effect of stock options treated as
     equivalents under the treasury
     stock method                                     -            795            -            603
                                              ----------     ----------   ----------    ----------
   Weighted average common
     and common equivalent
     shares outstanding                          32,369         32,454       32,358         32,228
                                              ----------     ----------   ----------    ----------

Net income (loss)                             $ (22,315)     $  17,933    $ (62,203)    $   26,165
                                              ----------     ----------   ----------    ----------
Earnings (loss) per share - primary           $    (.69)     $     .55    $   (1.92)    $      .81
                                              ==========     ==========   ==========    ==========


Fully diluted earnings (loss) per share

Shares used in computing fully diluted
  earnings (loss) per share:
   Weighted average shares of
     common stock outstanding                    32,369         31,659       32,358         31,625
   Effect of stock options treated as
     equivalents under the treasury
     stock method                                     -            890            -            715
   Shares assumed issued on conversion
     of Liquid Yield Option Notes                     -            855            -            855
                                              ---------      ----------    ---------     ----------
   Total fully diluted shares outstanding        32,369         33,404       32,358         33,195
                                              ---------      ----------   ---------     ----------
Net income (loss) - fully diluted earnings per share:
   Net income (loss) - primary earnings
   per share                                  $ (22,315)     $  17,933    $ (62,203)    $   26,165
   Adjustment for interest on LYONs,
     net of tax                                       -            176            -            176
                                              ---------      ----------   ---------     ----------
   Adjusted net income (loss) - fully diluted
     earnings per share                         (22,315)        18,109      (62,203)        26,341
                                              ---------      ----------   ---------     ----------
Earnings (loss) per share - fully diluted     $    (.69)     $     .54    $   (1.92)    $      .79
                                              =========      ==========   =========     ==========
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